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Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-    ) of Crosswalk.com, Inc. for the
registration of 75,000 additional shares of its common stock, when combined with the S-3 registration statement effective January 12, 2000 cover a total of 199,046 shares of common stock, and to the incorporation by reference therein of our report dated February 10, 2000, with respect to the consolidated financial statements and schedule of Crosswalk.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

Ernst & Young LLP
McLean, VA
August 30, 2000